SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                           (Amendment No. __________)*


                             Shore Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    825107105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 30, 2001
--------------------------------------------------------------------------------
             Date of Event Which Requires Filing Of This Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes).



-----------------------------------------------                        ------------------------------------------------------
CUSIP NO.     825107105                                   13G            Page      2      of      5      Pages

-----------------------------------------------                        ------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS                            Nicholas F. Brady


-----------------------------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) |_|
                                                                                                   (b) |_|

-----------------------------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY


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4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                      5.  SOLE  VOTING  POWER                            269,329
SHARES
BENEFICIALLY
OWNED  BY
EACH
REPORTING
PERSON WITH
                             ------------------------------------------------------------------------------------------------
                               6.  SHARED VOTING POWER                                  0

                             ------------------------------------------------------------------------------------------------
                               7.  SOLE DISPOSITIVE POWER                         269,329

                             ------------------------------------------------------------------------------------------------
                               8.  SHARED DISPOSITIVE POWER                             0

-----------------------------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON           269,329

-----------------------------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                        |_|

-----------------------------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             5.05 percent

-----------------------------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*
                             IN

-----------------------------------------------------------------------------------------------------------------------------

         Item 1(a).        Name of Issuer:

                           Shore Bancshares, Inc.

         Item 1(b).        Address of Issuer's Principal Executive Offices:

                           18 East Dover Street, Easton, MD  21601

         Item 2(a).        Name of Person Filing:

                           Nicholas F. Brady

         Item 2(b).        Address of Principal Business Office or, if None,
                           Residence:

                           c/o Darby Advisors, Inc. 16 N Washington Street, Easton, MD 21601

         Item 2(c).        Citizenship:

                           United States of America

         Item 2(d).        Title of Class of Securities:

                           Common Stock

         Item 2(e).        CUSIP Number

                           825107105

         Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                           (a) |_| Broker or dealer registered under Section 15 of the Act,

                           (b) |_| Bank as defined in Section 3(a)(6) of the Act,

                           (c) |_|  Insurance Company as defined in Section 3(a)
                                    (19) of the Act,

                           (d) |_|  Investment   Company  registered  under
                                    Section 8 of the Investment Company Act.

                           (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

                           (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)
                                    (F),

                           (g) |_| Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

                           (h) |_|  Group, in accordance with Rule 13d-1(b)(1)
                                    (ii)(H).

         Item 4.  Ownership.

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)      Amount beneficially owned:

                                269,329 share*

                  (b)      Percent of class:

                                  5.05 percent

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote                    269,329 shares

                           (ii)     Shared power to vote or to direct the vote                    0 shares

                           (iii)    Sole power to dispose or to direct the disposition of       269,329 shares

                           (iv)     Shared power to dispose or to direct the disposition of       0 shares

         Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable.

         Item 6.  Ownership of More than Five Percent on Behalf of Another
                  Person.

                  No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

         Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

         Item 9.  Notice of Dissolution of Group.

                    Not applicable.

        Item 10.  Certification.

                    (a) The certification is omitted because the statement is not filed pursuant to Rule 13d-1(b).

                    (b) By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        September 7, 2001
                                        ------------------------------
                                                  (Date)


                                        /s/ Nicholas F. Brady
                                        ------------------------------
                                                 (Signature)


                                        Nicholas F. Brady

                                        -------------------------------
                                                 (Name/Title)